Exhibit 10.14

January 7, 2016

Via e-mail and hand delivery:

Marty Jimmerson

Re:	Offer of Employment as Interim Chief Executive Officer and President

Dear Marty,

I am pleased to confirm our employment offer for you to join RigNet (also referred to as the “Company”) as Interim Chief Executive Officer and President, based in Houston, Texas, and reporting directly to the Board of Directors, with your immediate point of contact being Kevin O’ Hara, Chairman of the Board. This position will commence with a bi-weekly salary of $15,961.54, which equates to $415,000.00 for a full year of service. You will be entitled to participate in the Company’s standard benefits package and to 184 hours of personal time per full calendar year, the latter of which will be prorated should your start date fall within the year.

Your principal duties and responsibilities will include the execution of the Company’s 2016 strategic plan, support organic and inorganic growth initiatives as extensions of the 2016 strategic plan, and support the Company as the business leader with the other NEOs as your direct reports. You will also provide insights and recommendations to the Compensation Committee for retention actions for rank and file employees as well as key executives including NEOs. It is contemplated that you will serve in this role for less than one year, and you will be expected to serve at the pleasure of the Board of Directors until a permanent Chief Executive Officer is named and is serving in the role. Should you leave voluntarily before the permanent Chief Executive Officer is named and serving, you will be considered as leaving prematurely for the purposes of the following paragraphs.

Provided that you serve in the role for a minimum of three months, you will be a participant in the Company’s Short-Term Incentive Plan (“STIP”) beginning in 2016, with a target cash payout of 100% of your base salary for a full year of service, the payout will be prorated by full months of service if your service is less than a full year term. The STIP has historically been funded from the Company’s financial performance compared against annual plan targets, with payouts to participants based on financial performance and the degree of achievement of assigned personal objectives. The performance measurement period will be one year. A copy of the STIP will be provided to you upon determination of the 2016 annual plan targets. This cash STIP award is subject to forfeiture if you leave the Company prematurely or if you are terminated for Cause.

You will also be recommended for two awards to RigNet’s Board of Directors at its regularly-scheduled meeting in March, 2016 for participation in the Company’s Long-Term Incentive Plan (“LTIP”). The first is a grant of $300,000 in restricted stock that will fully vest one year from May 15, 2016. These shares will not be subject to any proration or reduction in the event you leave the role for any reason. The second award is a $300,000 performance based restricted stock units, with a potential 2x multiplier (thereby totaling $600,000) for exceptional performance, with milestones to be set by the Compensation Committee and approved by the Board of Directors. The performance based restricted stock units are subject to one year vesting, and the entire amount of performance based restricted stock units are subject to forfeiture if you leave the Company prematurely or if you are terminated for Cause. The equity awards shall accelerate and vest in full upon a change of control, but this shall not include any cash STIP award.

Marty Jimmerson Offer Letter

Chief Executive Officer

Your employment with us is for no set period of time and may be terminated by either you or us, with or without cause, at anytime, with or without notice. Further information regarding the Arbitration Agreement, Drug & Alcohol Policy, and Confidentiality Agreement and Invention Assignment Agreement can be found with the Vice President of Human Resources, which, if not already on file, will require your signature before you begin employment.

The terms of your employment with us are more fully set out, and this letter is qualified by, the Third Amendment to Employment Agreement attached to this letter as Exhibit A.

On your first day of employment, you will be required to complete an electronic “Employment Eligibility Verification” Form 1-9. You will be required to provide proper identification to complete your 1-9.

If not previously accepted, this offer expires January     , 2016.

Sincerely,
RigNet, Inc.

/s/ Kevin O’ Hara
Kevin O’ Hara
Vice Chairman

Accepted this day of January, 2016

/s/ Marty Jimmerson
Marty Jimmerson

Exhibit A to Offer Letter

Third Amendment to Employment Agreement